Exhibit 10.3
EXECUTION COPY
GLOBAL SETTLEMENT AND RELEASE AGREEMENT
     This Global Settlement and Release Agreement ( “Agreement”) is entered as of September 29, 2010, by and between Visteon Corporation, a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (collectively, “Visteon”), on the one hand, and Ford Motor Company (“Ford”), a Delaware corporation, and Automotive Components Holdings, LLC (“ACH), on the other hand. When “Ford/ACH” is used, it means that the statement applies to both Ford and ACH severally. Ford, ACH, and Visteon are referred to collectively as “Parties.” Ford’s other global subsidiaries and affiliates that do business with Visteon in relation to the provisions of this Agreement are referred to collectively as “Other Ford Entities.”1
     WHEREAS, Visteon Corporation and certain of its domestic subsidiaries and affiliates (collectively, “Debtors”) filed their Chapter 11 Cases in the Bankruptcy Court on the Petition Date2;
     WHEREAS, pursuant to various purchase orders, supply agreements and related agreements between Visteon, on the one hand, and Ford/ACH and Other Ford Entities, on the other hand (collectively, “Purchase Orders”), Visteon is obligated to supply to Ford/ACH and Other Ford Entities certain component parts, service parts and accessories (including past-model service parts and accessories), and assembled goods (individually and collectively, “Component Parts”); the Parties have maintained their supply relationship throughout the Chapter 11 Cases; and Ford and Other Ford Entities have continued to source new and replacement business to Visteon during the pendency of the Chapter 11 Cases, subject, in certain cases, to Visteon’s successful emergence from the Chapter 11 Cases as the Reorganized Debtors;
     WHEREAS, before the Petition Date, Ford, at the request of Visteon, and in order to provide financial assistance to bridge Visteon’s transition into the Chapter 11 Cases and to help prevent disruptions in Visteon’s own supply base, acquired Visteon’s revolving credit facility and the letter of credit sub-facility in the then outstanding principal amount of approximately $90 million, plus accruing interest, fees and costs (“ABL Facility”) set forth in the Credit Agreement, dated August 14, 2006, as amended, supplemented, or modified from time to time, between Visteon Corporation and certain subsidiaries, as borrowers, Ford, as sole lender and swingline lender, and the Bank of New York Mellon, as administrative agent, and the loans under the ABL Facility remain outstanding;
     WHEREAS, in connection with Ford permitting Visteon to use its cash collateral under the ABL Facility, on May 29, 2009, the Bankruptcy Court entered the Interim Order (I) Authorizing the Use of Cash Collateral Under 11 USC § 363, (II) Granting Adequate Protection

[1]	See Section 9.06.

[2]	Capitalized terms not defined in this Agreement have the meanings ascribed to them in Visteon’s Fifth Amended Joint Plan of Reorganization of Visteon Corporation and Its Debtor Affiliates Pursuant to Chapter 11 of the United States Bankruptcy Code, filed with the Bankruptcy Court on August 31, 2010 [Docket No. 4099], as may be amended from time to time (“Plan”).

Under 11 USC §§ 361, 362 and 363 and (III) Scheduling a Final Hearing Under Bankruptcy Rule 4001(b) [Docket No. 93], which has been extended numerous times on a monthly basis;
     WHEREAS, Visteon, Ford, and ACH agreed to the transfer of the production of certain Component Parts for Ford and ACH from certain Visteon manufacturing facilities (Carplastics, North Penn, Springfield) to other sites, including to other Visteon manufacturing facilities, and in connection with the transfer, the Facilities and Accommodation Agreement among Ford, ACH, and certain Debtors and non-Debtor affiliates, dated December 16, 2009, was executed and approved by Final Order entered on December 10, 2009 [Docket No. 1441], under which Ford/ACH provided Visteon with various financial and other accommodations, including the purchase of certain equipment and the payment, among other amounts, of an $8.0 million “Exit Fee” and $17.0 million to cover Visteon’s wind-down costs;
     WHEREAS, the Debtors obtained Bankruptcy Court approval [Docket No. 3945] for a Termination Agreement among Visteon, ACH and Ford, dated July 26, 2010, and other agreements referred to there (collectively, “ACH Agreement”), pursuant to which Visteon and ACH, among other things, agreed to terminate agreements governing the leased employee services provided by Visteon to ACH, including (a) the Master Services Agreement between Visteon and ACH, dated September 30, 2005, as amended, (b) the Visteon Salaried Employee Lease Agreement between Visteon and ACH, dated October 1, 2005, as amended, and (c) the Visteon Hourly Employee Lease Agreement between Visteon and ACH, dated October 1, 2005, as amended;
     WHEREAS, Visteon and Ford facilitated the execution of the Otto Krause Facility Agreement, by and between Visteon Argentina S.A. (“Visteon Argentina”) and Ford Argentina S.C.A. (“Ford Argentina”), dated August 12, 2010, pursuant to which Visteon Argentina S.A. agreed to cooperate and provide assistance to Ford Argentina concerning resourcing production of certain Component Parts from Visteon Argentina’s Otto Krause facility in exchange for certain financial and other accommodations, as a result of which Ford Argentina bought equipment from Visteon Argentina and also paid, among other amounts, a “Cooperation Payment” and funded operating losses;
     WHEREAS, the Plan provides that the Effective Date is conditioned on resolution of all matters relating to Ford to the reasonable satisfaction of the Requisite Parties, which, under the Rights Offering Sub Plan, are the Requisite Investors, and that as part of the resolution of matters with Ford, a settlement agreement will be executed by the Parties, which will include releases and be subject to Bankruptcy Rule 9019;
     WHEREAS, the Equity Commitment Agreement (“ECA”), between Visteon Corporation and certain Investors, dated May 6, 2010, as amended, obligates Visteon Corporation to use its commercially reasonable efforts to enter into an agreement with Ford concerning (a) any claims (i) held by Ford against Visteon Corporation and (ii) held by Visteon Corporation against Ford, and (b) the relationships and business arrangements that will be in place between Visteon Corporation and Ford after the Effective Date, and that the agreement not be inconsistent with the terms of the Rights Offering Sub-Plan and also reasonably acceptable to the Requisite Investors; and

     WHEREAS, by this Agreement, the Parties desire to compromise, resolve, and settle certain claims and issues between them that have arisen or may arise prior to the date that this Agreement becomes effective (“Settlement Effective Date”3), other than those matters specifically preserved by this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements, covenants, and promises in this Agreement and for other good and valuable consideration, including the accommodations and support described above, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I. NEW BUSINESS AND EXISTING BUSINESS
Section 1.01 ABF/Long-Term Preferred Supplier. Ford agrees that Visteon is an Aligned Business Framework (ABF) supplier and a long-term preferred supplier for Climate and Electronics commodities.
Section 1.02 Business Awards. Ford has selected Visteon to be the source of new and replacement global business (“Sourcing”) that will provide approximately US$600 million of estimated annual revenue from the sales of Component Parts for programs launching through December 31, 2013, as described in, and subject to the terms of, Exhibit A. Ford awards new and replacement business by means of Sourcing Agreement Letters (“SALs”) and/or Commercial & Program Agreements (“CPAs”). SALs and/or CPAs for the Sourcing will be completed by March 31, 2011, provided that, in accordance with standard Ford sourcing policies, Visteon remains competitive in quality, technology, price, delivery, and service. Ford represents that the Other Ford Entities that are and will be counterparties to the SALs and CPAs are in agreement with Exhibit A.
ARTICLE II. TREATMENT OF PURCHASE ORDERS AND OTHER AGREEMENTS
Section 2.01 Assumption of Purchase Orders and Other Agreements. The Debtors will assume and continue to perform all Purchase Orders issued to the Debtors by Ford, ACH, and Other Ford Entities except for any Purchase Orders issued for Component Parts that are Exited Parts4 (collectively, “Assumed Purchase Orders”). The Assumed Purchase Orders will have the

[3]	See Sections 8.01 and 9.01.

[4]	The “Exited Parts” are those component parts that the Debtors no longer supply to Ford, ACH, and Other Ford Entities for production or service use (or as accessories) because, before or during the Bankruptcy Cases, (a) the Debtors ceased supplying the parts, whether from facilities that were sold, exited, closed, or retained, and (b) the Debtors, in agreement with Ford, ACH, and/or Other Ford Entities, satisfied the Debtors’ production and service obligations by either (i) reaching the end of their contractual obligations to supply the Exited Parts; (ii) facilitating the transfer of production of the
(Continued...)

same terms as those existing on the Settlement Effective Date.5 The Debtors will also assume and continue to perform, according to their terms existing on the Settlement Effective Date, all agreements relating to the Assumed Purchase Orders and the Component Parts produced under them, including warranty sharing agreements, intellectual property licenses, and technology agreements. In addition, the Debtors will assume and continue to perform, according to their terms existing on the Settlement Effective Date, (a) all purchase orders, supply agreements, and related agreements that they have issued to ACH for component parts, service parts, accessories, and assembled goods supplied by Visteon to, or used to produce Component Parts supplied by Visteon to, Ford/ACH and Other Ford Entities; (b) all purchase orders received by the Debtors for component parts, service parts, accessories, and assembled goods (other than Exited Parts) that will be supplied by other (higher-tier) suppliers to Ford and/or Other Ford Entities or used by the higher-tier supplier to supply component parts, service parts, accessories and assembled goods for which Ford and/or Other Ford Entities are the ultimate customer(s) or ACH is the customer; and (c) the agreements listed on Exhibit B, which might not relate to the Assumed Purchase Orders and the Component Parts produced under them.
Section 2.02 Rejection of Purchase Orders and Other Agreements. The Debtors will reject, and not assume, any Purchase Orders and agreements with Ford/ACH and Other Ford Entities that are not assumed under Section 2.01, except, for the avoidance of doubt,that the Debtors will not reject previously assumed agreements, as approved by the Bankruptcy Court, the ACH Agreement, or other agreements entered into post-petition. Ford/ACH, and the Other Ford Entities agree not to file any Proofs of Claim for rejection damages and release and discharge the Debtors from claims resulting from the rejected Purchase Orders and agreements.
Section 2.03 Precedence. Sections 2.01 and 2.02 are intended to and do supersede any provision of the Plan or any motion pending before, filed in or subsequently filed in the Bankruptcy Court relating to the assumption or rejection of executory contracts to the extent that it conflicts with or is otherwise inconsistent with Sections 2.01 or 2.02.
Section 2.04 Amendment to Intellectual Property Agreement. Visteon and ACH will execute the Sixth Amendment to Intellectual Property Contribution Agreement, attached as Exhibit C, contemporaneously with the execution of this Agreement.

Exited Parts to replacement suppliers or to the purchasers of the facilities; or (iii) completing the supply of all-time-buys or making other end-of-life arrangements for the Exited Parts.

[5]	The Purchase Orders from Ford and Other Ford Entities to the Reorganized Debtors and non-Debtor Visteon entities globally will continue to be governed by the Ford Production Purchasing Global Terms and Conditions (PPGTC Jan.1, 2004) (“Ford Global Terms”), which are incorporated into the Ford Purchase Orders. The Purchase Orders from ACH to the Reorganized Debtors and non-Debtor Visteon entities globally will continue to be governed by the ACH Global Terms and Conditions for Production Parts and Non-Production Goods and Services (V11/06), which are incorporated into the ACH Purchase Orders.

ARTICLE III. REST-OF-WORLD RESTRUCTURING
Section 3.01 Restructuring Support. Visteon intends to execute a number of restructuring initiatives concerning its global operations (“Restructuring Actions”). Ford (which, in this Section 3.01, includes Other Ford Entities) agrees that it will reimburse Visteon for certain Restructuring Costs incurred and paid by Visteon after the Effective Date, up to an aggregate US$29.0 million, (“Restructuring Funds”). Ford and Visteon will negotiate and enter into separate written agreements (“Separate Agreements”), which will set forth (a) allocation of the Restructuring Funds, (b) the dates by which Visteon must incur and pay reimbursable Restructuring Costs, and (c) as appropriate, plant-specific timing of each Restructuring Action. “Restructuring Costs” means costs incurred by Visteon in connection with Restructuring Actions at certain facilities primarily dedicated to the supply of Component Parts to Ford, including (i) employee wage or salary costs, including severance pay; (ii) employee incentive or retention costs; (iii) other employee benefits (including accrued vacation pay); (iv) applicable taxes; (v) costs associated with required bank builds or safety stockpiles for Ford and Other Ford Entities; (vi) tooling and equipment duplication and/or tooling and equipment relocation costs; (vii) facility, occupancy, security, maintenance, launch, and insurance costs; (viii) leasehold termination or exit costs; and (ix) transition assistance costs, including engineering and information technology costs required to complete any Restructuring Action. Within 60 days after incurring and paying for any Restructuring Cost(s), but no more frequently than monthly, Visteon will submit an invoice, accompanied by reasonable supporting documentation and proof of payment (together, “Invoice”), and Ford will pay all amounts that are not Disputed Amounts (defined below) on standard payment terms, unless a different payment schedule is agreed to in a Separate Agreement.
Section 3.02 Disputed Restructuring Costs. If Ford (which, in this Section 3.02, includes Other Ford Entities) disagrees (in whole or part) with any Invoice submitted by Visteon pursuant to Section 3.01 (“Disputed Amount”), Ford will notify Visteon within 30 business days after receipt of the Invoice, and Visteon and Ford will meet and attempt, in good faith, to resolve the dispute. If the dispute cannot be resolved by Visteon and Ford within 60 days after Ford notifies Visteon of a dispute in accordance with this Section 3.02, the matter will be jointly submitted to a court of component jurisdiction or to a third party selected by Visteon and Ford, in either case in accordance with the dispute resolution process in Section 39 of the Ford Global Terms. If it is determined that Ford is obligated to pay Visteon for all or part of the Disputed Amount, Ford will pay Visteon this amount within 30 business days after the determination.
Section 3.03 No Setoff or Recoupment. Ford (which, in this Section 3.03, includes Other Ford Entities) agrees to refrain from exercising any right it may have, at law, in equity, by agreement or otherwise, to set off or recoup against any payments of Restructuring Costs under Section 3.01, unless an Event of Default (defined in Section 7.01) has occurred.
Section 3.04 Berlin Sourcing Agreement. The Berlin Sourcing Agreement, between Visteon Deutschland GmbH (“Visteon Germany”), on the one hand, and Ford-Werke GmbH, Ford Motor Company Limited, Ford Espana S.L., and Ford Motor Company ZAO (which are among the Other Ford Entities), on the other hand, dated June 19, 2008, will remain in effect until December 31, 2014. During the year before expiration (or earlier), the parties to the Berlin Sourcing Agreement will meet and agree on future restructuring actions (“Berlin Restructuring Actions”) and/or sourcing opportunities for Visteon Germany’s Berlin facility that could facilitate its ongoing operation.

Section 3.05 Additional Restructuring Costs. Ford, ACH, and Other Ford Entities will have no obligation concerning Restructuring Costs incurred by Visteon in connection with any current or future Restructuring Actions, except (a) for reimbursement by Ford or Other Ford Entities of Restructuring Costs specified in Section 3.01 (and Separate Agreements) and (b) as agreed in connection with the Berlin Restructuring Actions.
ARTICLE IV. COMMERCIAL CLAIMS
Section 4.01 Resolution of Commercial Claims. Exhibit D.1 lists claims that Ford, ACH, and Other Ford Entities have asserted against Visteon in connection with the Purchase Orders and Visteon’s purchase orders issued to ACH described in Section 2.01, or otherwise arising in the course of their commercial relationship (and, in the case of ACH, also a real property lease to Visteon), each of which Visteon disputes. Exhibit D.2 lists claims that Visteon has asserted against Ford, ACH, and Other Ford Entities in connection with the Purchase Orders or otherwise arising in the course of their commercial relationship, each of which Ford, ACH, and Other Ford Entities dispute. The claims listed in Exhibits D.1 and D.2 are collectively referred to as “Commercial Claims.” Visteon, Ford, ACH, and Other Ford Entities have worked in good faith, both before and since the Petition Date, to reconcile the Commercial Claims and as a result have determined that when the Commercial Claims on Exhibits D.1 and D.2 are netted against each other, neither Visteon, on the one hand, nor Ford/ACH or the relevant Other Ford Entities, on the other hand, owe anything on account of the Commercial Claims.         .
Section 4.02 Release of Commercial Claims. On the Settlement Effective Date, all Commercial Claims will be released by the claimants (Visteon, Ford, ACH, and/or Other Ford Entities, as applicable) and fully discharged.
ARTICLE V. EMPLOYEE TRANSITION AGREEMENT OBLIGATIONS AND OTHER
LEGACY AGREEMENTS
Section 5.01 OPEB Reimbursement Obligations Termination. On the Settlement Effective Date, Ford will release and discharge Visteon Corporation from all of Ford’s other post-employment benefits obligation (“OPEB”) reimbursement claims for $102 million, as set forth in Proof of Claim 3386 filed by Ford. These OPEB claims arise under Section 3.03 of the Amended and Restated Employee Transition Agreement between Ford and Visteon Corporation, dated December 19, 2003 (as amended from time to time, “ARETA”). On the Settlement Effective Date, all of Visteon Corporation’s obligations to reimburse Ford for OPEB under Section 3.03 of the ARETA will be terminated.
Section 5.02 Pension Plan Reimbursement Obligations Termination. On the Settlement Effective Date, Ford will release and discharge Visteon Corporation from all of Ford’s pension benefit reimbursement claims arising under Section 3.01(c) of the ARETA, for $8.0 million, as set forth in Proof of Claim 3386 filed by Ford. On the Settlement Effective Date, all of Visteon Corporation’s obligations to reimburse Ford for pension plan costs under Section 3.01(c) of the ARETA will be terminated.
Section 5.03 Non-Qualified Plan Reimbursement and Funding Obligations Termination. On the Settlement Effective Date, Ford will release and discharge Visteon Corporation from all of

Ford’s claims for non-qualified benefit reimbursement and for Visteon Corporation’s funding obligations arising under Section 3.02 of the ARETA, for an unliquidated amount, as set forth in Proof of Claim 3386 filed by Ford. On the Settlement Effective Date, all of Visteon Corporation’s obligations to reimburse Ford for, or fund amounts toward, non-qualified benefit programs under Section 3.02 of the ARETA will be terminated.
Section 5.04 Deferred Compensation Obligations Termination. On the Settlement Effective Date, Ford will release and discharge Visteon Corporation from all of Ford’s deferred compensation claims and Visteon Corporation’s funding obligations arising under the ARETA, for $5.0 million, as set forth in Proof of Claim 3386. On the Settlement Effective Date, all of Visteon Corporation’s obligations to reimburse Ford for, or to fund amounts toward, deferred compensation obligations under the ARETA will be terminated.
Section 5.05 Amended ARETA. The ARETA will be amended and restated consistent with Sections 5.01, 5.02, 5.03 and 5.04. The amended ARETA, in the form attached as Exhibit E, will both be executed and become effective on the Settlement Effective Date.
ARTICLE VI. RELEASES AND CLAIMS TREATMENT
Section 6.01 Release of Ford, ACH, and Other Ford Entities. Except as specified in Section 6.03, and in addition to the release and discharge of Commercial Claims against Ford, ACH (which, in this Section 6.01, includes Automotive Components Holdings, Inc. and its other subsidiaries), and Other Ford Entities in Section 4.02 and in the ACH Agreement, the Debtors agree that as of the Settlement Effective Date, Ford, ACH, and Other Ford Entities are forever and irrevocably released from all claims, defenses, counterclaims, obligations, suits, damages, causes of action, remedies and liabilities whatsoever, including claims of equitable subordination as well as any derivative claims, in each case that have been, could have been, or could be asserted by or on behalf of the Debtors, Reorganized Debtors, or any other Person, whether known or unknown, foreseen or unforeseen, liquidated or contingent, existing or subsequently arising, in law, equity, or otherwise, based on, in any way related to, or in any manner arising from, in whole or in part, (a) the Chapter 11 Cases; (b) the transactions or events giving rise to any claim or Interest that is treated in the Plan, this Agreement, or the ACH Agreement; or (c) any other act or omission or other occurrence taking place on or before the Settlement Effective Date. Visteon further agrees to oppose any motion for derivative standing.
Section 6.02 Release and Discharge of the Debtors. Ford, ACH (which, in this Section 6.02, includes Automotive Components Holdings, Inc. and its other subsidiaries), and Other Ford Entities acknowledge that except as specified in Section 6.03, and in addition to the release and discharge of Commercial Claims against Visteon in Section 4.02 and the release and discharge of claims resulting from the rejected Purchase Orders and agreements in Section 2.02, the discharge of the Debtors in Section X.A of the Plan applies to Ford, ACH, and Other Ford Entities.
Section 6.03 Surviving Claims. Notwithstanding the releases of Ford, ACH, and Other Ford Entities in Section 6.01, the releases and discharges in Section 6.02, or the releases and discharges in the Plan, this Agreement and the Plan do not release or discharge Visteon, the Reorganized Debtors, Ford, ACH (including Automotive Components Holdings, Inc. and its other subsidiaries), and Other Ford Entities from any presently existing or future claims (a) arising out of ordinary course business and routine commercial transactions under the Assumed

Purchase Orders and other purchase orders and agreements described in Section 2.01 and based on acts or events that occurred on or before the Settlement Effective Date, including any recalls, field service actions, product liability, warranty obligations, or intellectual property matters; (b) arising from the breach of this Agreement or the ACH Agreement; or (c) which are expressly preserved under Section 7(b)(1)-(4) of the Termination Agreement that is part of the ACH Agreement.
Section 6.04 Other Claims. Visteon represents that to the best of its knowledge on the signature date, it has no material claims or causes of action against Ford/ACH (including Automotive Components Holding, Inc.), and Other Ford Entities that are not addressed in this Agreement. Ford Motor Company and ACH (for itself and on behalf of Automotive Components Holdings, Inc.) each represents that to the best of its knowledge on the signature date, it has no material claims or causes of action against Visteon that are not addressed in this Agreement. Ford Motor Company represents that to the best of its knowledge on the signature date, it is not aware of any material claims or causes of action that Other Ford Entities may have against Visteon that are not addressed in this Agreement.
Section 6.05 Proofs of Claim. Except for Proof of Claim 2812 (ABL Claim), which is Allowed under the Plan in the amount of $127.15 million, all Proofs of Claim submitted by Ford, ACH, or Other Ford Entities in the Chapter 11 Cases will be deemed expunged on the Settlement Effective Date without any further action of the Debtors or Reorganized Debtors and without any further action, order, or approval of the Bankruptcy Court.
ARTICLE VII. EVENTS OF DEFAULT
Section 7.01 Events of Default. The occurrence of any one or more of the following will be an “Event of Default” under this Agreement, unless a waiver or deferral is agreed to in writing by the Parties:
(a)	any of the Chapter 11 Cases are dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(b)	the Bankruptcy Court enters an order in any of the Chapter 11 Cases appointing an examiner with expanded powers or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code;

(c)	any Party materially breaches the terms of this Agreement; and

(d)	the Reorganized Debtors seek or become subject to insolvency proceedings under state or federal law.
ARTICLE VIII. CONDITIONS TO EFFECTIVENESS
Section 8.01 The Settlement Effective Date will occur and the provisions of this Agreement will become effective on the occurrence of all of the following events, unless waived in writing by the Parties:

(a)	the Bankruptcy Court enters an order approving this Agreement;

(b)	the Creditors’ Committee executes an irrevocable release in the form attached to this Agreement as Exhibit F; and

(c)	the occurrence of the Effective Date.
Section 8.02 In the event that the Settlement Effective Date occurs after the Effective Date of the Plan, the Settlement Effective Date will be deemed to have occurred on the Effective Date of the Plan.
ARTICLE IX. MISCELLANEOUS
Section 9.01 Settlement Effective Date. The Debtors will file a motion with the Bankruptcy Court seeking approval of this Agreement. In the event that any provision of this Agreement conflicts with any provision of the Plan or Confirmation Order concerning Ford, ACH, or Other Ford Entities, the terms and conditions of this Agreement will be binding and control. This Agreement will be effective as of the Settlement Effective Date, which is the date on which all conditions set forth in Section 8.01 will have been satisfied.
Section 9.02 Other Agreements. All other contracts and agreements referred to in this Agreement in effect after the Settlement Effective Date (e.g., Assumed Purchase Orders and other purchase orders and agreements described in Section 2.01, Separate Agreements, the ACH Agreement) will be governed by the terms of those agreements. The provisions in Sections 9.03 — 9.19 apply to those rights and obligations that exist only under this Agreement and no other.
Section 9.03 Amendment and Waiver. This Agreement may not be amended, and no right or obligation under this Agreement may be waived, except by written instrument signed by the Parties.
Section 9.04 Reservation of Rights. The delay or failure of any Party to exercise any right, power, or privilege under this Agreement does not affect that right, power, or privilege. Any single or partial exercise of any right, power, or privilege does not preclude further exercise on another occasion. Waiver of any performance or breach of any term of this Agreement by any Party does not waive any other performance or breach of this Agreement by any Party.
Section 9.05 Governing Law. This Agreement will be governed by and construed under the laws of the State of Michigan without giving effect to any conflict of law principles. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees that a court of competent jurisdiction will exercise jurisdiction over all matters related to the construction, interpretation, or enforcement of this Agreement.
Section 9.06 Other Ford Entities. Ford will use all commercially reasonable efforts to cause the Other Ford Entities to perform in accordance with the applicable provisions of this Agreement. Ford will also guarantee the performance by the Other Ford Entities of their respective obligations under this Agreement.

Section 9.07 Authority. Each Party represents, warrants, and covenants that (a) it has taken all corporate action necessary to authorize execution, delivery, and performance of this Agreement; (b) this Agreement and each of its terms are binding (in the case of Visteon, however, subject to approval of this Agreement by the Bankruptcy Court); (c) it has the requisite power and authority to perform the acts required by this Agreement (in the case of Visteon, however, subject to approval of this Agreement by the Bankruptcy Court); (d) its undersigned signatory has the full legal right, power, and authority to bind it (in the case of Visteon, however, subject to approval of this Agreement by the Bankruptcy Court); (e) it has not assigned or delegated to any third party all or any part of the rights and obligations set forth in this Agreement (except, in the case of Ford, assignment to Other Ford Entities is permissible); and (f) the execution, delivery, and performance of this Agreement does not contravene or result in a default under any provision of any agreement or instrument to which it is bound.
Section 9.08 Litigation. Each Party represents, warrants, and covenants that, subject to (a) approval of this Agreement by the Bankruptcy Court and (b) the satisfaction of Section 8.01(b), there is no pending or threatened litigation, action, or proceeding affecting that Party concerning the matters contemplated in this Agreement which would affect the execution, delivery, and performance of this Agreement or the transactions contemplated in it.
Section 9.09 Partial Invalidity. In the event that any one or more of the phrases, sentences, clauses, provisions, or sections in this Agreement is declared invalid or unenforceable by order, decree, or judgment of a court having competent jurisdiction, or becomes invalid or unenforceable by virtue of applicable law, the remainder of this Agreement will be construed as if the invalid or unenforceable phrases, sentences, clauses, provisions, or sections had not been inserted, unless removing invalid or unenforceable portions of this Agreement would constitute a substantial deviation from the general intent and purposes of the Parties as reflected in this Agreement.
Section 9.10 Negotiations Not Admissible. The negotiations relating to this Agreement are not admissible into evidence in any proceeding; provided, however, that this Agreement may be admissible in a proceeding to enforce the terms of this Agreement.
Section 9.11 Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged if this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party is entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms of this Agreement in addition to any other remedy to which the Parties may be entitled at law, in equity, or under this Agreement.
Section 9.12 Assignment. No Party may assign any of its rights or obligations under this Agreement, without the prior written consent of the other Parties, which may be withheld in a Party’s sole discretion, provided that each Party represents and warrants that no assignment (other than by the Debtors to the Reorganized Debtors as their successors or by Ford to Other Ford Entities) will have occurred as of the Settlement Effective Date.
Section 9.13 Beneficiaries. The Parties acknowledge and agree that the rights and interests of the Parties under this Agreement are intended to solely benefit the Parties (and Other Ford Entities and Automotive Components Holdings, Inc. and its other subsidiaries). This Agreement may not and is not intended to confer any rights or remedies on any Person other than the Parties (and Other Ford Entities and Automotive Components Holdings, Inc. and its other subsidiaries) and their respective successors and permitted assigns.

Section 9.14 Entire Agreement. Except for the various agreements referenced in Section 9.02, this Agreement contains the entire agreement of the Parties as of the Settlement Effective Date regarding the matters subject to this Agreement, and all prior agreements among or between the Parties relating to these matters, whether oral or written, are superseded in their entirety by the terms of this Agreement. Nothing in this Agreement is intended to or will supersede the terms and conditions of the ACH Agreement.
Section 9.15 Separate and Several Obligations. Each Party enters this Agreement separately and is separately and severally responsible for its own obligations under this Agreement. No party is responsible for any obligation of any other Party.
Section 9.16 Notices. All notices required or permitted to be given pursuant to this Agreement (“Notices”) must be given in writing and be transmitted by personal delivery, overnight courier service or email and be addressed as follows:
(a) If to Visteon:
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Attention: Michael Sharnas
Email: msharnas@visteon.com
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: James J. Mazza, Jr.
Email: james.mazza@kirkland.com
(b) If to Ford:
Ford Motor Company
Office of the General Counsel
One American Road, Suite 416 WHQ
Dearborn, MI 48126
Attention: Daniella Saltz
Email: dsaltz@ford.com
with a copy to:
Miller Canfield Paddock and Stone PLC
150 West Jefferson, Suite 2500
Detroit, MI 48226
Attention: Stephen S. LaPlante
Email: laplante@millercanfield.com
and

McGuire Woods
625 Liberty Ave., 23rd floor
Pittsburgh, PA 15222
Attention: Mark E. Freedlander
Email: mfreedlander@mcguirewoods.com
(c) If to ACH:
Automotive Components Holdings, LLC
Headquarters
17000 Rotunda Drive
Dearborn, Michigan 48120
Attention: Diale Taliaferro
E-mail: dtaliafe@ach-llc2.com
with a copy to:
Miller Canfield Paddock and Stone PLC
150 West Jefferson, Suite 2500
Detroit, MI 48226
Attention: Stephen S. LaPlante
Email: laplante@millercanfield.com
and
McGuire Woods
625 Liberty Ave., 23rd floor
Pittsburgh, PA 15222
Attention: Mark E. Freedlander
Email: mfreedlander@mcguirewoods.com
A Party may designate a new address to which Notices should be transmitted by giving written notice to that effect to the other Parties. Each Notice will be deemed to have been given, received, and become effective for all purposes at the time it has been delivered to the addressee as indicated by the affidavit of the messenger (if transmitted by personal delivery or overnight courier service) or delivery confirmation or response (if transmitted by email).
Section 9.17 Consultation With Counsel. Each Party acknowledges that it has been given the opportunity to consult with counsel before executing this Agreement and is executing this Agreement without reliance on any representations, warranties or commitments other than those set forth in this Agreement.
Section 9.18 Rules of Construction. The following rules apply to the construction and interpretation of this Agreement: (a) singular words connote the plural as well as the singular, and vice versa, and the masculine includes the feminine and the neuter, as the context may require; (b) all references in this Agreement to particular articles, sections, subsections or clauses are references to articles, sections, subsections, or clauses of this Agreement, unless otherwise expressly stated, and all references in this Agreement to particular exhibits are references to the exhibits attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of the reference; (c) the headings in this Agreement are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, construction or effect; (d) each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party that drafted the Agreement will not be applicable in the construction and interpretation of this Agreement; (e) the terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder,” and any other remaining manifestations of legalese are unnecessary and should have been deleted; and (f) the terms “include” and “including” should be construed as if followed by the phrase “without limitation.”
Section 9.19 Execution of Agreement. A Party may deliver an executed signature page to this Agreement by facsimile or other electronic transmission to the other Parties, which facsimile or other electronic copy will be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together constitute the Agreement, with the same effect as if the Parties had signed the same signature page.

VISTEON CORPORATION, including on behalf of its subsidiaries and affiliates	FORD MOTOR COMPANY

By:	/s/ Michael Sharnas		By:	/s/ Peter J. Sherry, Jr.

	Name:	Michael Sharnas		Name:	Peter J. Sherry, Jr.
	Title:	General Counsel		Title:	Secretary
	Date:	9/29/10		Date:	Sept. 29, 2010

AUTOMOTIVE COMPONENTS HOLDINGS, LLC
By:	/s/ Mark A. Blair
	Name:	Mark A. Blair
	Title:	President and Chief Executive Officer
	Date:	9/29/10